Form N-SAR,
Sub-Item 77Q1(d)
Copies of any constituent
instruments defining the
rights of shareholders


Nuveen Investment Trust II (the  Trust )
811-08333


The rights of the holders of each class of the Funds in the Trust are described in the Amended Establishment and Designation of Classes. This instrument, dated
November 18, 2016, was filed as exhibit 99.A.2 to Form
485APOS filing on November 21, 2016, Accession No.
0001193125-16-773858 and is incorporated by
reference for this Sub-Item 77Q1(d).